Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (the "Amendment"), dated as of September 25, 2017, amends that certain Executive Employment Services Agreement entered into as of May 27, 2014, between Walker Innovation Inc., a Delaware corporation (“Company”) and Kara B. Jenny (“Executive”) (the "Agreement").

For good and valuable consideration, Company and Executive agree as follows:

1.

Section 6(g) of the Agreement is amended and restated in its entirety as follows: “Effect of Termination Without Cause; Termination for Good Reason; Severance. If this Agreement is terminated by the Company without Cause or by Executive for Good Reason, then Executive shall be entitled to receive the following payments and benefits (collectively, the “Severance Benefits”), subject to the conditions set forth in this Section 6(g). Executive shall be entitled to receive twelve (12) months continuation of Executive’s Base Salary (regardless of Executive’s length of employment with the Company) which shall be payable over such twelve-month period immediately following Executive’s termination date (the “Severance Period”) in the form of salary continuation pursuant to the Company’s regular payroll practices. Such severance pay shall commence on the first regularly-scheduled payroll date of the Company that is practicable after the effective date of the below-referenced release of claims, and the first such payment shall include payment for any payroll dates between the termination date and the date of such first payment. Executive’s vested equity incentive awards as of Executive’s termination date shall be exercisable to the extent provided in Executive’s stock option agreements with the Company. During the period commencing immediately following Executive’s termination date and ending on the earlier of (i) eighteen months from such date or (ii) the date, if any, as of which Executive is eligible for group health insurance benefits from another employer (the “Insurance Benefits Period”), provided Executive elects to continue her or her dependents’ health insurance benefits pursuant to COBRA (or an analogous state law), the Company will pay or reimburse Executive for the COBRA premium up to $1,967 per month. If continuation of health insurance coverage under the Company’s group plan is unavailable under COBRA or an analogous state law, then the Company shall reimburse Executive for the cost of the health insurance premium for her and her family during the Insurance Benefits Period, up to $1,967 per month (following submission of supporting documentation therefor). As a condition for Executive to receive any and all of the Severance Benefits, Executive must execute (and allow to become effective) a release of employment related claims in a form substantially similar to Exhibit C, attached hereto. Notwithstanding anything to the contrary, if, within ninety (90) days of termination, Executive becomes employed by an Affiliate of the Company, then the salary continuation portion of the Severance Benefits shall be reduced by the amount of salary and bonus paid to Executive by such Affiliate of the Company during the twelve (12) months following termination from the Company. An “Affiliate” of an entity shall mean any entity controlling, controlled by, or under common control with the entity.”

2.	Except as amended by this Amendment, the terms of the Agreement shall remain the same and the Agreement, as amended by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first set forth above.

WALKER INNOVATION INC.
/s/ Kara B. Jenny		By:	/s/ Jonathan S. Siegel
Name:	Kara B. Jenny		Name:	Jonathan A. Siegel
			Title:	Chief Executive Officer